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                                                                     EXHIBIT 5.1

                           JEFFERS, SHAFF & FALK, LLP
                                Attorneys at Law
                                    Tower 17
                       18881 Von Karman Avenue, Suite 1400
                            Irvine, California 92612
                            Telephone (949) 660-7700
                            Facsimile (949) 660-7799

                                  June 26, 2002

Thornburg Mortgage, Inc.
150 Washington Avenue, Suite 302
Santa Fe, New Mexico 87501

Re:  Form S-3D Registration Statement

Ladies and Gentlemen:

     We are acting as counsel to Thornburg Mortgage, Inc., a Maryland corporation (the "Company"), in connection with the registration statement on Form S-3D (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering as set forth in the prospectus contained in the Registration Statement (the "Prospectus") of the Company's shares of common stock, par value $0.01 share (the "Shares"). The Shares are to be issued from time to time pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). We have also been asked to render an opinion concerning certain tax matters in connection with the issuance of the Shares under the Registration Statement.

     We have examined the Registration Statement, the Company's Articles of Incorporation, as amended, the Company's By-laws, as amended, and such other corporate records of the Company, including resolutions of the Company's Board of Directors, and documents as we have deemed necessary in order to express the opinions set forth below. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to such opinions, we have relied upon statements and representations of the Company.

     Our opinion under "Federal Income Tax Considerations" below is based on existing law, including the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change either prospectively or retroactively. No assurance can be given that such existing law may not change in a manner that would modify the conclusions expressed in this opinion letter. Moreover, relevant laws could change in a manner that could adversely affect the Company or its shareholders. We have no obligation to inform the Company of any such

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Thornburg Mortgage, Inc.
Page 2

change in the law. We have not been requested to opine, and we have not opined, as to any issues other than those expressly set forth herein.

1.   Federal Income Tax Considerations. We have reviewed the section of the
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Registration Statement entitled "Federal Income Tax Considerations" and in our opinion such section identifies and fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Shares and to the extent that such summaries involve matters of law, we are of the opinion that such statements of law are correct under the Code. All opinions attributed to counsel in the section of the Registration Statement entitled "Federal Income Tax Considerations" accurately reflect our opinion on the likely outcome of such issues if challenged by the Internal Revenue Service (the "Service").

     The "Federal Income Tax Considerations" section of the Registration Statement is not exhaustive of all possible tax considerations. Such section of the Registration Statement does not give a detailed discussion of any state, local or foreign tax considerations. Nor does the "Federal Income Tax Considerations" section of the Registration Statement discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of the Shares in light of such shareholder's particular circumstances or to certain types of shareholders (including, but not limited to, insurance companies, certain tax-exempt entities, financial institutions, broker/dealers, foreign corporations, employees and affiliates acquiring stock options and persons who are not citizens or residents of the United States) some of whom could be subject to special treatment under federal income tax laws.

     We are of the opinion that, commencing with the Company's taxable year ended December 31, 1993, the Company has been organized in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code. The Company's continued qualification as a REIT under the Code will depend upon the Company's ability to meet, through actual operating results, distribution levels and diversity of stock ownership, the various income and asset qualification tests imposed under the Code. We will not review these operating results and accordingly, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy the requirements under the Code for REIT qualification. Moreover, certain aspects of the Company's operations have not been considered by the courts or the Service. There can be no assurance that the courts or the Service will agree with our opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. Accordingly, we are unable to opine whether the Company, in fact, will continue to operate in a manner that will enable it to qualify as a REIT under the Code.

2.   Legality of Shares. Assuming the Shares are issued and paid for in
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accordance with the Plan as described in the Registration Statement, including documents incorporated by reference thereto, and certificates representing such Shares are issued to the purchasers, we are of the opinion that the Shares will have been duly authorized, validly issued, and will be fully paid and nonassessable shares of the Company's common stock.

3.   Consent. We hereby consent to the filing of this opinion letter as an
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exhibit to the Registration Statement and to the references to this firm under the captions "Federal Income Tax

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Thornburg Mortgage, Inc.
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Considerations" and "Legal Opinion" contained in the Prospectus which is included in the Registration Statement.

     We are licensed to practice law only in the State of California. Accordingly, the foregoing opinions apply only with respect to the corporate laws of the State of Maryland and the federal laws of the United States of America and we express no opinion with respect to the laws of any other jurisdiction.

                                            Very truly yours,

                                            /s/ Jeffers, Shaff & Falk, LLP

                                            JEFFERS, SHAFF & FALK, LLP